Exhibit 16

January 9, 2009

Securities and Exchange Commission

101 F Street, N.E.

Washington, D.C.  20549

Commissioners:

We have read the statements made by Guardian Technologies International, Inc.  pursuant to Item 4.01 of the Current Report on Form 8-K filed with the Commission on or about January 9, 2009.  We agree with the statements concerning Goodman & Company, L.L.P in such Form 8-K.

Very truly yours,

/s/ Goodman & Company, LLP

Goodman & Company, L.L.P.